                                 EXHIBIT 8.1.3.


MORGAN BEAUMONT ANNOUNCES EXCLUSIVE PARTNERSHIP WITH PRODUCTS BENEFITS SYSTEMS CORPORATION

DEVELOPING INNOVATIVE STORED VALUE CARD SOLUTIONS FOR HEALTH CARE

BRADENTON, FLORIDA - DECEMBER 6, 2005 - Morgan Beaumont, Inc. (OTC.BB: MBEU), a premier technology solution provider to the Stored Value and Prepaid Card market and owner of the SIRE Network (TM), today announced a strategic partnership with Products Benefits Systems Corporation (PBS), a Delaware Corporation, to provide employers with a health reimbursement arrangement, or Health Savings Account
(HSA), established to help employers and their employees who participate in a company sponsored HDHP healthcare plan.

The MaxUM Plan(TM) is a proprietary software tracking system built on a patent pending methodology using precise algorithms to create hard dollar savings for the employer. The MaxUM Plan provides another alternative solution to assist employers with the rising cost of medical benefits, in some instances, without changing existing health plans, carriers or agents while maintaining existing benefits and coverage.

Using Morgan Beaumont's SIRE NetworkTM, this strategic partnership will also create the first-ever nationwide Electronic Benefits Adjudication (EBA) at point of sale; thus eliminating the need to maintain medical benefits receipts from the point of purchase that are mandatory to keep under a company sponsored health plan. By codifying CPT (Current Procedural Terminology) and UPC (Universal Product Codes) from numerous retailers, an employee can purchase various items with his company's sponsored Health Benefits Card that will track the legitimate health care expenditures and differentiate it from normal day-to-day purchases that are not eligible under the plan. It also offers employee's convenience since the plan maintains the codes and expenses for future reference and the employee can roll over unused funds from year to year.

Cliff Wildes, CEO of Morgan Beaumont, stated, "We are pleased to partner with PBS in offering this innovative and timely program to employers nationwide. The patented adjudication process will be using the SIRE Network, which will act as a `tollway' for the program, making it easy for employees to access, use and load their stored value cards. Moving ahead, Morgan Beaumont will also be including this value added service with our Payroll Programs."

Joe Reaiche, CEO of Products Benefits Systems Corporation, stated, "Through our exclusive partnership with Morgan Beaumont we have finally put the employer and the employee in charge of their medical benefits futures. Additionally, if an employer company is not currently using a prepaid card program for its health benefits, PBS will refer the employer company to Morgan Beaumont to utilize one of its prepaid card programs."

Morgan Beaumont and PBS plan to initially launch this program to retailers nationwide during the second quarter of 2006. Morgan Beaumont expects to generate revenues from the sale of the prepaid cards, from the associated fees and from retail locations utilizing the "tollway" or SIRE Network.

About Products Benefits Systems Corporation Inc.
------------------------------------------------

Products Benefits Systems Corporation is a privately held company located in Cape Canaveral, Florida that offers the ONLY permanent solution to rising medical health benefit costs. Over the past 4 years the Company developed its patented methodology that uses proprietary mathematical formulas in conjunction with its accounting software tracking system to create hard dollar savings for the employer while maintaining existing health benefits and premiums for its employees. The patented methodology has been in use over the last 2 years and hundreds of employers have enjoyed THE MAXUM PLAN(TM) benefits and have stabilized their health care costs.

About Morgan Beaumont, Inc.
---------------------------

Morgan Beaumont, Inc. is a Technology Solutions Company located in Bradenton, Florida, and is one of the premier providers of Stored Value and Prepaid Card Solutions in the United States. The company has developed the SIRE NetworkTM, a secure, reliable, point of sale (POS) and PC based software platform that connects retail merchants with multiple Stored Value/Prepaid Card Processors and Issuing Banks, in addition to private transaction networks and IVR and CRM technology. The company owns and operates the SIRE Network as a standardized, national network of Stored Value and Prepaid Card cash load stations located throughout the United States. Morgan Beaumont is a MasterCard Third Party Processor Member Service Provider (TPP MSP) and a Visa Independent Sales Organization (ISO). To learn more about Morgan Beaumont, please visit HTTP://WWW.MORGANBEAUMONT.COM.


"Safe Harbor" Statement under Private Securities Litigation Reform Act of 1995
------------------------------------------------------------------------------


 Statements about the expected future prospects of our business and all other statements in this release other than historical facts, constitute forward-looking statements. You can identify forward-looking statements because they contain words such as "believes," "expects," "may," "will," "would," "should," "seeks," "approximately," "intends," "plans," "estimates," or "anticipates" or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates and financial results are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: general economic and market conditions, including the lingering effects of the economic slowdown and services revenue; the overall condition of the bank card industry, including the effect of any further consolidation among financial services firms; the regulatory, credit and market risks associated with our operations; the integration of acquired businesses, the performance of our businesses; the effect of war, terrorism or catastrophic events; the timing and magnitude of sales; the timing and scope of technological advances; the ability to retain and attract customers and key personnel; and the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents. The factors described in this paragraph and other factors that may affect our business or future financial results and when applicable, are discussed in our filings with the Securities and Exchange Commission, including our Form 10-K, a copy of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.


     Contacts:  Erik Jensen, President
                Morgan Beaumont, Inc.
                941-753-2875

                Ken Dennard, Managing Partner
                KSDENNARD@DRG-E.COM
                DRG&E / 713-529-6600

                                      # # #